EXHIBIT 99.1

PR NEWS RELEASE

Gateway Energy Corporation	Contact:	Nancy S. Morris
500 Dallas Street, Suite 2615		(713) 336-0844, Ext. 109
Houston, Texas 77002

FOR IMMEDIATE RELEASE:

GATEWAY ENERGY CORPORATION ANNOUNCES

REVISION OF FINANCING PLAN

HOUSTON, TEXAS, July 30, 2004.  Gateway Energy Corporation today announced that its Board of Directors had determined not to proceed with a planned financing with The InvestLinc Group under the terms of the Letter of Intent signed on March 9, 2004.  The material terms of the Letter of Intent were disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on March 12, 2004. The Board of Directors determined, by a 5-3 vote, that the Board had changed its position and was no longer willing to grant to GEC Development, the entity to be formed as a part of the financing, an exclusive sublicense to utilize the Company’s nitrogen rejection technology. The Company has an exclusive United States license to that technology from Advanced Extraction Technologies, Inc.

In correspondence with The InvestLinc South Central Fund, a subsidiary of The InvestLinc Group, Philip A. Wilson, the Chairman of Gateway, stated that the Company was still desirous of a business relationship with The InvestLinc Group and would be willing to discuss entering into a new letter of intent providing for up to 10 nitrogen rejection unit projects funded under similar terms as contained in the original Letter of Intent. South Central Fund has stated that it prefers to stay with the terms of the original Letter of Intent and has not signaled a desire or willingness to renegotiate the terms.  The Letter of Intent will expire by its terms on July 31, 2004.

Following an inquiry from Invest Linc Securities, LLC, another subsidiary of The InvestLinc Group and the entity responsible for securing at least $8 million of funding for GEC Development under the original Letter of Intent, Chairman Wilson discussed the possibility of a continuing dialogue for Invest Linc Securities to obtain funding directly for the Company for high nitrogen gas projects.  Mr. Wilson and representatives of Invest Linc Securities have agreed to a meeting in early August. Mr. Wilson stated, “It appears that positive opportunities remain to reach agreement between the parties to move forward with a high nitrogen natural gas project development plan.”

The Board of Directors also intends to proceed with the registered rights offering to existing stockholders, but does not intend to do the follow-on offering.  In addition, the Board of Directors is considering bridge financing from one or more sources to secure cash, if necessary, during the last half of 2004.

Chairman Wilson also said that the Company is mindful of the need to add Mehra Process® nitrogen rejection unit capacity by December 31, 2004 in order to maintain the exclusivity of the license with AET, or a waiver or extension would have to be negotiated with AET.  The President of AET, Earl Hoffman, who had been a member of the Board of Directors of the Company, resigned that position effective July 23, 2004.

Additional details are contained in the Company’s Form 8-K filed with the Securities and Exchange Commission on July 30, 2004. This press release includes forward-looking statements that involve risks and uncertainties such as are detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual results may differ materially from management expectations.

This press release does not constitute an offer of any Gateway Energy securities for sale.  The offering will be conducted solely through a prospectus included in an effective registration statement with the Securities and Exchange Commission.

Contact:	Nancy S. Morris, Manager of Investor Relations and Administration
(713) 336-0844, Ext. 109
Website: www.gatewayenergy.com

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